Exhibit 99.1

Seven Stars Cloud Names Bruno Wu as CEO and Robert G. Benya as Director, President & Chief Revenue Officer

- Current Director Sean Wang and Current Director & CEO Bing Yang to resign effective immediately

- Both Mr. Yang and Mr. Wang will remain in advisory roles with SSC until the end of 2017 to assist with transitions; Both will then return to Sun Seven Stars Media Group in 2018

New York, NY, October 9, 2017 – Seven Stars Cloud Group, Inc. (NASDAQ: SSC) (“SSC” or the “Company” or “Seven Stars Cloud”) announced today several management and Board of Director changes that will be effective immediately:

Mr. Robert G. Benya will join the Company as President & Chief Revenue Officer (“CRO”) as well as a member of the Board of Directors. Mr. Benya is a highly distinguished media executive with over 35 years of experience who has pioneered numerous businesses and product innovations in the U.S. and Scandinavian cable television industries. In the 1980’s, he was the Chief Revenue Officer for Time Warner Cable (TWC) and helped lead the transformation of the fledgling cable TV business into a multi-billion dollar enterprise. In the 1990’s, Mr. Benya led numerous innovations at TWC and helped create new, multi-billion dollar businesses including: Road Runner High Speed Internet, Broadband Portals, Online Video Stores, Advertising Sales Interconnect Joint Ventures, Pay Per View, Video on Demand, Interactive TV and Cloud DVR services. From 2009-2017, he was the President & CEO of IN DEMAND, the global leader in Pay Per View and Video on Demand sports and entertainment services, with over $1 billion in annual revenues driven by the acquisition and distribution of over 350,000 hours of professional sports (MLB, NBA, NHL and MLS), ring sports (UFC, HBO and Showtime Boxing and WWE Wrestling) and a 12,000 title catalogue of new release and library HD Movies, for on demand viewing, sourced from over 80 major and independent studios.

Mr. Benya has received numerous industry awards including the Cable TV Vanguard Award, multiple ACE and CTAM Awards, six Marketing Executive of the Year Awards, the Paragon Communication President’s Award and a Time Warner Cable Innovation Award. He also holds six patents and has won a Technical Emmy Award.

“The President & CRO positions are a necessity based on our recent global expansion and Robert will be an essential part of our executive team as we continue to develop our B2B fintech-powered, supply chain solution,” said Bruno Wu. “His proven ability to manage and grow multiple revenue streams and provide high-level strategic insights will help us to capture our vast addressable market.”

“It’s clear that SSC’s approach to Artificial Intelligence and Blockchain technology coupled with its strong partnerships, is providing industrial enterprises with a completely new and cost-saving way of trading and doing business,” said Mr. Benya. “I’m honored to be selected as SSC’s first CRO and look forward to joining this talented team and working with our innovative partners and customers.”

In addition, Bruno Wu will continue in his role as Chairman and become the Company's next Chief Executive Officer (“CEO”), succeeding Bing Yang, who currently serves as President & CEO. Mr. Yang will resign from both the CEO and Director positions immediately, but will remain with the Company in an advisory role until the end of 2017 in order to complete a smooth transition. Mr. Yang will then return to Bruno Wu’s Sun Seven Stars Media Group in 2018. Mr. Wu stated, “Bing stepped into his CEO role at SSC 18 months ago and was key in drastically repositioning SSC for revenue growth for the very first time in its history. He has been a valuable change agent, most notably as we completed our pivot to become an Intelligent Industrial Internet company. He has always been an important partner to me and we are grateful for his service to the Company. Thanks to his leadership, deal making and decisiveness, SSC is now in a position to capitalize on multiple opportunities with SSC’s unique platform. Moving ahead, I look forward to personally leading SSC’s ongoing efforts to drive growth, improve performance and enhance shareholder value.”

Finally, Director Sean Wang has resigned from SSC’s Board of Directors, but will remain in an advisory role with the company until the end of 2017. At that point, Mr. Wang will return to Sun Seven Stars Media Group’s investment division.

About Seven Stars Cloud Group, Inc. (http://corporate.sevenstarscloud.com/)

Seven Stars Cloud Group, Inc. (NASDAQ: SSC) is aiming to be a leading Intelligent Industrial Internet (3I) platform, creating a fintech-powered, supply chain solution simplified for commercial enterprises. There are 2 Engines that drive our business platform: 1. VPaaS + TPaaS - Supply Chain Management for key industry sectors and leaders including but not limited to Big Commodities, Cross-Border Trade, Consumer Electronics & Energy; 2. Digital Finance Solutions - Supply Chain Finance underwritten by our Global Cornerstone Funds and ABS, Tokenization and Exchange Platforms, which include FINRA and SEC-regulated: Index Exchanges, Initial Coin Offering / Tokenization, ETFs and Derivatives. Both Engines and their various arms will run on 'BASE' technology and infrastructure (Blockchain, Artificial Intelligence, Supply Chain & Exchanges) to power a closed trade ecosystem for buyers and sellers designed to eliminate transactional middlemen and create a more direct and margin-expanding path for principals.

Safe Harbor Statement

This press release contains certain statements that may include "forward looking statements." All statements other than statements of historical fact included herein are "forward-looking statements." These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

CONTACT:

Jason Finkelstein

Seven Stars Cloud Group, Inc.

212-206-1216